SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 7, 2014

Xenetic Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-178082	45-2952962
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

99 Hayden Avenue, Suite 230 Lexington MA 02421
(Address of principal executive offices)

Registrant’s telephone number, including area code: 781-778-7722

_______________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 7, 2014, our board of directors appointed Dr. Timothy R. Coté to serve as a member of the board of directors. Dr. Coté is a leading national regulatory expert in orphan drug development. With 22 years of federal service at the Food and Drug Administration, the National Institute of Health, and the Center for Disease Control. Most recently, Dr. Coté served as the Director of the FDA Office of Orphan Products Development from 2007-2011. Dr. Coté was instrumental in implementing the Orphan Drug Act and personally signed more than 800 orphan drug designations. Dr. Coté is the principal and CEO of Coté Orphan Consulting, LLC, a regulatory affairs advisory firm based in Silver Spring, MD, that provides valuable strategic planning and execution services to companies developing or seeking to develop orphan products.

Dr. Coté is party to a letter agreement (the “Agreement”) with us under which he is entitled to an annual fee of $25,000, paid in quarterly installments, for his service on the board. In addition, the Agreement provides for payment of an additional annual fee of between $3,000 and $10,000 as compensation for attendance at up to four board meetings per year. The Agreement further provides for issuance of options to purchase up to 50,000 shares of our common stock upon the occurrence of certain product milestones. Under the Agreement, Dr. Coté’s consulting firm, Coté Orphan Consulting, LLC, shall have the exclusive right to advise us on all orphan drug filings with the U.D. Food and Drug Administration for so long as Dr. Coté remains a member of the board of directors. The foregoing is a summary of the material terms of the Agreement, which should be reviewed in its entirety for additional information.

Except as otherwise set forth herein, Dr. Coté has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	Agreement with Dr. Timothy R. Coté
99.1	Press Release dated February 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xenetic Biosciences, Inc.

/s/ M. Scott Maguire

M. Scott Maguire

President, Chief Executive Officer

Date: February 10, 2014

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